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THE MIDDLEBY CORPORATION
LISTING OF SUBSIDIARIES

                                        NAME
                                        ----


Middleby Marshall Inc.
Asbury Associates, Inc.
Middleby Philippines Corporation
Fab-Asia, Inc.
Asbury Worldwide (Taiwan) Co., Ltd.
Asbury S.L.
International Catering and Equipment Supplies, Inc.
Asbury Mexico S.A. de C.V.
Middleby Japan Corporation
Asbury Worldwide Korea Co., Ltd.
Victory Refrigeration Company (1)
Victory International, Inc. (1)
Peterson Distributors, Inc. (1)
Viking West, Inc. (1)

(1)  Inactive wholly owned subsidiaries.




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